Exhibit 107

CALCULATION OF REGISTRATION FEE

FORM S-1

(Form Type)

INTERACTIVE STRENGTH Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1:Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	Common stock, par value $0.0001 per share, issuable upon the conversion of the Notes.	457(c)	3,103,734 (1)	$1.56 (2)	$4,841,825.04	0.0001531	$741.28
Fees Previously Paid	Equity	Common stock, par value $0.0001 per share, issuable upon the exercise of the Warrants	457(c)	674,274 (1)	$1.56 (2)	$1,051,867.44	0.0001531	$161.04
	Total Offering Amounts					$5,893,692.48		$902.32
	Total Fees Previously Paid							$902.32
	Total Fee Offsets							$0.00
	Net Fee Due							$0.00

(1)

Consists of 3,778,008 shares of Common Stock issuable upon the conversion of certain convertible notes of Interactive Strength Inc. (the “Company”), being registered for resale from time to time by selling securityholders named in this registration statement. Pursuant to Rule 416(a) promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, as amended, based on the average of the high and low prices of the Company’s Common Stock reported on the Nasdaq Capital Market on February 10, 2025, a date within five business days prior to the initial filing of the registration statement to which this exhibit is attached.